Exhibit 99.5

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

April 8, 2022

Delwinds Insurance Acquisition Corp.

One City Centre

1021 Main Street, Suite 1960

Houston, TX 77002

Attn: Board of Directors

RE:	Joint Proxy Statement/Consent Solicitation Statement/Prospectus of Delwinds Insurance Acquisition Corp. (“Delwinds”) which forms part of the Registration Statement on Form S-4 of Delwinds (the “Registration Statement”).

Dear Members of the Board of Directors:

Reference is made to our opinion letter (“opinion”), dated February 14, 2022, to the Board of Directors (the “Board”) of Delwinds. We understand that Delwinds has determined to include our opinion in the Joint Proxy Statement/Consent Solicitation Statement/Prospectus of Delwinds (the “Proxy Statement/Prospectus”) included in the above referenced Registration Statement.

Our opinion was provided for the Board in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 2) —Background of the Business Combination,” “THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 2) — Recommendation of the Special Committee and Delwinds Board and Reasons for the Business Combination,” and “THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 2) — Opinion of Houlihan Lokey, as Financial Advisor to Delwinds” and to the inclusion of our opinion as Annex H to the Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.